                                                                   EXHIBIT 10.29




                                SUPPLY AGREEMENT

between                    Wacker Chemie AG
                           Hanns-Seidel-Platz 4
                           81737 Munich
                           Federal Republic of Germany

                           - hereinafter referred to as "WACKER" -

and                        Tianwei Yingli New Energy Resources Co.Ltd
                           No. 3055 Middle Fuxing Road
                           Bao Ding City
                           P.R.China (071051)

                           - hereinafter referred to as "BUYER" -

PREAMBLE

BUYER has requirements for polycrystalline Silicon. WACKER is willing to supply BUYER with polycrystalline Silicon.

Now, therefore, in consideration of the foregoing and the mutual premises hereinafter contained, WACKER and BUYER agree as follows:

1.       PRODUCT

WACKER agrees to sell and deliver and BUYER agrees to purchase and take the polycrystalline Silicon manufactured by WACKER as defined per specification set forth in APPENDIX A (hereinafter referred to as "PRODUCT").

2.       QUANTITIES

2.1 The BUYER shall make the agreed prepayment according to the payment schedule set forth in APPENDIX A.

         WACKER shall sell and deliver to BUYER and BUYER will purchase and take from WACKER the annual quantities of PRODUCT set forth in APPENDIX A.

3.       PRICES / PAYMENT TERMS

3.1      The prices for the PRODUCT are set forth in APPENDIX A.

3.2 The prices under Section 3.1 above shall be firm until 31.12.2017 and only subject to change, if the relevant energy price index, defined in APPENDIX C, increases or decreases by more than 20%. The agreed prices will be adjusted by the rate (Euro/kg) as specified in the table in APPENDIX C.

3.3 WACKER shall invoice BUYER with each shipment of PRODUCT. BUYER shall pay such invoices net within [-]* ([-]*) days from the date of such invoices.

4.       DELIVERY

4.1      PRODUCT shall be delivered FOB German seaport (Incoterms 2000).

4.2 All deliveries of PRODUCT are subject to WACKER's General Conditions of Sale set forth in APPENDIX B and hereby made part of this Agreement, provided, however, that if there is any conflict between the terms of this Agreement and the said Conditions of Sale the terms of this Agreement shall prevail.

4.3 The agreed annual quantities for the years 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016 and 2017 will be shipped in about equal monthly installments.

5.       QUALITY / INSPECTION AND TESTING

5.1 The PRODUCT supplied by WACKER shall conform to the specifications set forth in APPENDIX A.

5.2 It is understood and expressly agreed that the PRODUCT delivered by WACKER hereunder are PRODUCTS of technical quality only and BUYER is exclusively responsible for fitness for purpose, handling, use and application of the PRODUCT.

5.3 Upon receipt of each shipment of PRODUCT BUYER shall inspect the PRODUCT. Unless BUYER notifies WACKER within [-]* ([-]*) days after the arrival of the shipment at Buyer's premises or warehouse, that it does not conform to the quantity ordered or WACKER's certificate of quality does not conform to the specifications set forth in APPENDIX A, said shipment shall be deemed to have been delivered as ordered and WACKER's certificate of quality shall be deemed to conform to the specifications.

6.       WARRANTY/LIABILITY

6.1 WACKER warrants solely that the PRODUCT delivered shall conform to the specifications set forth in APPENDIX A. Except for the warranty provided above, WACKER disclaims any and all other express or implied warranties with respect to the PRODUCT, and any warranty of merchantability or fitness for a particular purpose is expressly disclaimed.

6.2 BUYER's exclusive remedy and WACKER's sole obligation for any claim or cause of action arising under this Agreement because of defective PRODUCT is expressly limited to either (i) the replacement of non-conforming PRODUCT or the repayment of the purchase price of the respective quantity of PRODUCT; OR (ii) payment not to exceed

----------

* INFORMATION INTENTIONALLY OMITTED; CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH INFORMATION, AND SUCH INFORMATION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

         the purchase price of the specific quantity of PRODUCT for which damages are claimed. Any remedy is subject to BUYER giving WACKER notice as provided for in Section 5.3.

6.3 The parties agree that the remedies provided in this Agreement are adequate and that except as provided for above, neither party shall be liable to the other, whether directly or by way of indemnity or contribution for special, incidental, consequential or other damages arising from the breach of any obligation hereunder or for any other reason whatsoever, including actions for tort, strict or product liability, patent or trademark infringement except as provided for herein.

7.       CONFIDENTIALITY

7.1 BUYER may use all the information disclosed by WACKER under this Agreement only for the purposes contemplated herein.

7.2 BUYER agrees to keep secret such information and to take the necessary measures to prevent any disclosure to third parties.

7.3 BUYER is responsible for assuring that secrecy is maintained by its employees and agents.

7.4      The secrecy obligation does not apply to information

         - where BUYER can prove that is was known to BUYER prior to its receipt;

         - which is or has become generally available to the public prior to its receipt;

         - which is or has become generally available to the public without being the result of a breach of this Agreement;

         - which is in accordance with information BUYER received or got access to from an entitled person without any obligation of secrecy;

         - where WACKER approved the disclosure in a particular case in writing.

7.5      The secrecy obligation shall survive the term of this Agreement.

8.       SECURITY INTEREST

         BUYER hereby grants WACKER a continuing security interest in any PRODUCT and in the proceeds (including proceeds of sale or insurance) until the entire purchase price for the PRODUCT currently or previously sold to BUYER is paid and until all late payment interest, legal fees and expenses required to enforce WACKER's rights and any costs, expenses, taxes or other charges required to be paid by BUYER to WACKER have been paid in full. BUYER specifically agrees that WACKER may file one or more financing statements or other documents and take all necessary or appropriate in order to create, perfect, preserve or enforce WACKER's security interest in the PRODUCT pursuant to the Uniform Commercial Code and other applicable law, and hereby grants to WACKER a power of attorney to execute such statements or documents in BUYER's name. WACKER's reasonable costs and expenses (including, but not limited to, attorney's fees and expenses for pursuing, searching for, receiving, taking, keeping, storing, advertising and selling the PRODUCT shall be paid by BUYER who shall remain liable for any deficiency resulting from a sale of the PRODUCT and shall pay any deficiency forthwith on demand. The requirement of reasonable notice of sale shall be met if such notice is mailed and addressed to BUYER at its last address appearing on WACKER's records at least 30 days prior to the date of sale.

9.       FORCE MAJEURE

9.1 If either party should be prevented or restricted directly or indirectly by an event of Force Majeure as hereinafter defined from performing all or any of its obligations under this Agreement, the party so affected will be relieved of performance of its obligations hereunder during the period that such event and its consequences will continue, but only to the extent so prevented, and will not be liable for any delay or failure in the performance or any of its obligations hereunder or loss or damage whether direct, general, special or consequential which the other party may suffer due to or resulting from such delay or failure, provided always that prompt notice is given by the affected party to the unaffected party by facsimile or telephone of the occurrence of the event constituting the Force Majeure, together with details thereof and an estimate of the period of time for which it will continue.

9.2 The term Force Majeure shall include without limitation strike, labor dispute, lock out, fire, explosion, flood, war (accident), act of god or any other cause beyond the reasonable control of the affected party, whether similar or dissimilar to the causes enumerated above.

10.      ASSIGNMENT

         This Agreement or any part thereof is not assignable by either party without the prior written consent of the other party.

11.      ENTIRE AGREEMENT

11.1 This Agreement constitutes the whole agreement between the parties as to the subject matter thereof and no agreements, representations or warranties between the parties other than those set out herein are binding on the parties.

11.2 No waiver, alteration, or modification of this Agreement shall be valid unless made in writing and signed by authorized representatives of the parties.

12.      SEVERABILITY

         In the event, any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.      HEADINGS

         The headings of the articles of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the construction hereof.

14.      DURATION / TERMINATION

14.1 This Agreement will commence on the 01.01.2007 and will endure for a defined period of 11 (eleven) years.

15.      APPLICABLE LAW/ JURISDICTION

         This Agreement shall be construed and the legal relations between the parties hereto shall be determined in accordance with the laws of Germany; the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

         Exclusive place of jurisdiction shall be Munich.

Wacker Chemie AG                                      Tianwei Yingli New Energy Resources Co. Ltd
WACKER POLYSILICON

Date: November 13, 2006                               Date: November 13, 2006

 /s/ Eward Shindlbeck    /s/ Reimund Huber            /s/ Liansheng Miao
-----------------------  --------------------------   -------------------------------------------

Ewald Schindlbeck        Reimund Huber
President                Director Marketing & Sales

APPENDIX A

SOLARQRADE POLYSILICON

SPECIFICATION PCL-NCS (B)


Calendar year               Annual quantity (kg)        Price EURO/kg
                                                        FOB German Seaport
2009                        [-]*                        [-]*
2010                        [-]*                        [-]*
2011                        [-]*                        [-]*
2012                        [-]*                        [-]*
2013                        [-]*                        [-]*
2014                        [-]*                        [-]*
2015                        [-]*                        [-]*
2016                        [-]*                        [-]*
2017                        [-]*                        [-]*



PREPAYMENT SCHEDULE

The BUYER will prepay the amount of [-]* Euro/kg for the total above agreed contract quantity. The invoices, regarding deliveries up to the annual agreed quantity, will be reduced by [-]* Euro/kg with each shipment. So WACKER's invoice will state the above agreed prices on the invoice, but will make note, that the BUYER has only to pay the invoice amount reduced by [-]* Euro/kg. [-]* Euro/kg of the prepayment remain at WACKER.

Regarding to the agreed annual quantities the total prepayment amount of Euro [-]* ([-]*) has to be paid according to the following schedule on the account of Wacker Chemie AG:

January 5th, 2007     Euro [-]* ([-]*)

In case the BUYER does fail to take the full amount of the agreed annual quantity in one respective calendar year, WACKER does not have to repay the not absorbed outstanding prepayment (regarding the respective calendar year), BUYER also doesn't have the right to set this prepayment against deliveries of the following year.

----------

* INFORMATION INTENTIONALLY OMITTED; CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH INFORMATION, AND SUCH INFORMATION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                   APPENDIX B

                           GENERAL CONDITIONS OF SALE

1.       GENERALLY:

All our supplies and services as well as all contracts concluded with us are exclusively subject to the following conditions of sale. Terms of the Purchaser which contradict or which deviate from our sales terms and which are not expressly recognised by us are not valid even if we do not expressly object to them. Where a continuing business relationship exists, all future contracts, supplies and services are also subject to our conditions of sale.

2.       OFFER, CONCLUSION OF CONTRACT:

Our offers are subject to change and non-binding. Orders are only valid if confirmed by us in writing or if recognised by us through the act of delivery. Any additional verbal agreements, supplements and modifications are also only valid if confirmed in writing.

3.       DELIVERY, DEFAULT:

3.1      Unless otherwise agreed, any dates quoted for delivery are non-binding.

3.2 We are entitled to make partial deliveries as far as the Purchaser must reasonably accept this in the circumstances of an individual case. The corresponding invoices issued are payable without regard to whether complete delivery has been made.

3.3 In the event delivery is delayed, the Purchaser may set us a reasonable grace period with the notice that he rejects the acceptance of the delivery item after expiry of the grace period. After the expiry of the grace period, the Purchaser is entitled to cancel the contract of sale through written notice or to request damages instead of performance.

         At our request the Purchaser is obligated to state within a reasonable period whether he cancels the contract due to delay in delivery, seeks damages instead of performance or insists on performance.

3.4 Our liability is set forth in para. 9. Furthermore in the event of slight negligence, our liability is limited to the invoice value of the respective delivery item.

4.       RETURN OF LOAN PACKAGING:

In the event of delayed return (meaning in the event normal uploading times are exceeded) of loading equipment, loading banks and other loan packaging we reserve the right to charge the Purchaser for the costs incurred by us.

5.       PRICES:

5.1 Unless otherwise expressly agreed, prices are quoted "ex works" excluding packaging and plus delivery and shipping costs as well as plus any applicable Value Added Tax.

5.2      The prices valid on the day of dispatch shall apply.

Should the latter be higher than the contractual price, the Purchaser is entitled to cancel the contract with regard to the quantities still to be delivered. Cancellation shall be made within 14 days after notification of said price increase.

6.       PAYMENT:

6.1 The payment shall be made in Euro to one of our bank accounts indicated on the reverse side.

6.2 Should Purchaser be in arrears with payment, interest for default shall be due and payable at 12%, but at least 8% above the respective base interest rate. We reserve the right to claim further damages. If the interest we claim is higher than the statutory interest for delayed payment, the Purchaser has the right to demonstrate lower damages just as we have the right to show that greater damages were incurred.

6.3 Should Purchaser be in arrears with payment or should there be reasonable doubts as to Purchaser's solvency or credit rating, we are -- without prejudice to our other rights -- entitled to require payment in advance for deliveries not yet made, and to require immediate payment of all our claims arising from the business relation.

6.4 Bills of exchange and cheques shall be accepted upon separate agreement and only by way of payment. All expenses incurred in this regard shall be borne by the Purchaser.

6.5 Only uncontested or legally proved claims shall entitle the Purchaser to set-off or withhold payment.

7.       FORCE MAJEURE:

Events of Force Majeure, in particular strikes, lock outs, operation or transport interruptions, including at our suppliers, shall suspend the contractual obligations of each party for the period of the disturbance and to the extent of its effects. Should the delays caused exceed a period of 6 weeks, both parties shall be entitled to cancel the contract, with respect to the contractual performance affected by such delays. No other claims exist.

8.       QUALITY:

8.1 All our data, especially data relating to product suitability, processing and use, as well as to technical support, have been compiled to the best of our knowledge. The Purchaser, however, must still perform his own inspections and preliminary trials.

8.2 The Purchaser undertakes to examine the goods immediately after delivery with respect to any defects concerning quality and suitability of purpose and object to ascertainable defects. Sample testing shall also be performed if this can be reasonably expected of the Purchaser. Failure to proceed in aforesaid manner shall result in the goods being regarded as accepted.

8.3 Complaints must be made within 8 days after receipt of the goods. In case of hidden faults, however, complaints are to be made immediately on discovery, within one year after receipt at the very latest. Said claims shall only be taken into consideration if and when made in writing and with the relevant documentation attached. To comply with the time limit it shall be sufficient if the complaint is sent in good time.

8.4 We are not liable on the basis of public statements by us, the manufacturer or his agents, if we were not aware of the statement or were not required to have knowledge thereof, the statement was already corrected at the time of the purchase decision or the Purchaser cannot show that the statement influenced his purchase decision.

8.5 We are not liable for defects which only marginally reduce the value or the suitability of the object. A marginal defect exists in particular if the defect can be removed by the Purchaser himself with insignificant effort.

8.6 If the Purchaser requests replacement performance due to a defect, we may choose whether we remove the defect ourselves or deliver a defect-free object as a replacement. The right to reduce the price or cancel the contract in the event of unsuccessful replacement performance shall remain unaffected.

8.7 Where complaints are justified, the goods may only be returned to us at our expense if after we receive notice of the defect we do not offer to collect or dispose of the goods.

8.8 If increased costs arise because the Purchaser has transferred the goods to a place other than his commercial place of business, we shall charge the Purchaser for the increased costs in connection with the remedying of the defect, unless the transfer corresponds to the designated use of the object.

8.9 Damage and claims for reimbursement of expenses shall remain unaffected as far as not excluded by para. 9.

8.10 All claims due to a defect are subject to a limitation period of one year after delivery of the object. No warranty is made for used objects. The statutory limitation period for objects which are used for a building structure in accordance with their usual manner of use, and which cause the defectiveness thereof, shall remain unaffected.

8.11 The rights of the Purchaser under Sections 478, 479 German Civil Code remain unaffected.

9.       LIABILITY:

Our liability is excluded, regardless of the legal grounds.

This shall not apply in the event of intentional actions or gross negligence by us or our legal representatives or agents or in the event of breach of material contractual duties.

In the event of a slightly negligent breach of material contractual duties, our liability is limited to twice the invoice value of the respective delivery item. For damages due to delayed performance para. 3.4 shall also apply. Our liability for damages due to injury to life, the body or health, the liability based on a guarantee and under mandatory statutory provisions, in particular the Product Liability Act, remain unaffected.

10.      RESERVATION OF OWNERSHIP:

10.1 The goods that have been sold remain our sole property until all outstanding debts arising from the business connection with the Purchaser have been paid in full. The Purchaser has power of disposal of the purchased goods in the ordinary course of business, or he may process the goods until revocation by us.

10.2 Reservation of ownership and power of disposal, as laid down in clause 10.1, also apply to the full value of the manufactured goods produced by processing, mixing and blending or combining our goods. In each case we qualify as the manufacturer. In cases where the goods are processed, mixed and blended or combined with those of a third party, and where the reservation of the latter continues to apply, then we acquire joint ownership in proportion to the invoice value of those processed goods. If security rights of a third party are in fact or in law below that share, the difference will be to our benefit.

10.3 If the Purchaser resells our goods to third parties he hereby assigns the entire resulting payment claim -- or in the amount of our joint share therein (see para. 10.2) -- to us. In the event the parties agree on a current account, the respective balance amounts shall be assigned. However, the Purchaser shall be entitled to collect such payment claim on our behalf until we revoke such right or until his payments are discontinued. The Purchaser is only authorized to make assignment of these claims -- even only for the purpose of collection by way of factoring -- with our express written consent.

10.4 The Purchaser shall immediately give notice to us if any third party raises any claim with respect to such goods or claims which are owned by us.

10.5 If the value of the collateral exceeds our accounts receivable by more than 20% then we will release collateral on demand and at our discretion.

10.6 We are also entitled to take back goods on the basis of the reservation of title, even if we have not previously cancelled the contract. If products are taken back by way of the exercise of the reservation of ownership, this shall not constitute cancellation of the contract.

10.7 If the laws of the country in which the goods are located after delivery do not permit the Vendor to retain the title to said goods, but allow the retention of other similar rights to the delivery item, the Purchaser shall provide us with such other equivalent right. The Purchaser undertakes to assist us in the fulfilment of any form requirements necessary for such purpose.

11.      PLACE OF FULFILMENT, APPLICABLE LAW AND JURISDICTION:

11.1 The originating point of the goods shall, in each case, be the place of fulfilment for the delivery. Munich shall be the place of fulfilment for payment.

11.2 Exclusively the laws of the Federal Republic of Germany shall apply between the parties. The application of the 1980 United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

11.3 If the Purchaser is a merchant or does not have a general place of jurisdiction in Germany, the place of jurisdiction is Munich. We shall, however, have the right to also bring a claim against the Purchaser at his general place of jurisdiction.

Munich, 15th May 2002

APPENDIX C, PAGE 1 OF 2

Relevant Energy Price Index:

"BAFA Grenzubergangspreis" for natural gas

Source:

http://www.bmwi.de/BMWi/Navigation/Energie/Energiestatistiken/energiestatistiken,did=53736.html

Evaluation periods:
--       Arithmetic mean value out of 6 months
--       April to September for price adjustment of 1st half of the following year
--       October to March for price adjustment of 2nd half of year
--       Basis evaluation period: April 2006 -- September 2006

Price Adjustment Table:

CB ... Index value of Basis evaluation period
CN ... Index value of New evaluation period

CN/CB (%)                   Price Adjustment
                            EURO/kg
< - 60 %                              [-]*
< - 40 %                              [-]*
< - 20 %                              [-]*
> + 20 %                              [-]*
> + 40 %                              [-]*
> + 60 %                              [-]*
> + 80%                               [-]*
etc.                                  etc.

On the following example for the calculation of the price adjustment the procedure is explained in more detail.


----------
* INFORMATION INTENTIONALLY OMITTED; CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH INFORMATION, AND SUCH INFORMATION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

APPENDIX C, PAGE 2 OF 2

EXAMPLE FOR CALCULATION OF PRICE ADJUSTMENT

[FLOW CHART]